Exhibit T3A.2

NOTARY PAPER
[ORIENTAL REPUBLIC OF URUGUAY]
[partial seals]	NOTARY AGUSTIN OLASCOAGA FERNANDEZ 08804/4	[partial seal]
MINUTES OF THE EXTRAORDINARY GENERAL SHAREHOLDERS MEETING OF BALUMA S.A.
NOTARY MARIA SOFIA GARCIA TERRA – 08925/6

On the 8th day of the month of September of 2004, at 2:00 p.m., the Extraordinary General Shareholders Meeting of Baluma S.A. was held at the corporate headquarters, with the attendance of shareholders Baluma Holdings S.A., represented by Corina Bove, and BI Gaming Corporation, represented by Lucia Ottali, whose share capital and votes are as recorded in the Shareholder Registry and Meeting Attendance Book, and who hold all the Company’s paid-in share capital.

Also in attendance were: i) Messrs. César Blanco and Roberto Cobelli in their capacity as members of the Audit Committee; ii) Mr. Guillermo Porras in his capacity as Company Director; iii) Notary Marisel Hernández and Dr. Adriana Porcires on behalf of Federal Internal Audit.

It was unanimously decided that Mr. Guillermo Porras would chair the meeting and that the Baluma Holdings representative would act as secretary.

It was set forth that because all shareholders representing 100% of the paid-in share capital were in attendance, there was no need for the requirement of a public convocation to this meeting.

The Agenda was the following: i) Capital Increase; II) Reform of the Bylaws; iii) Capitalization, and iv) Audit Committee.

Point 1, Capital Increase, was placed up for consideration.

The representative of shareholder Baluma Holdings took the floor, informing those present that it was necessary to increase the Company’s share capital from a total of $ 213,499,000 to $4,193,653,810. After deliberating and accepting the favorable opinion of the Audit Committee, whose report was filed with the Secretary, the following was unanimously approved: To increase the share capital to a total of $ 4,193,653,810, revising Article Five of the corporate bylaws to read as follows: “ARTICLE 5 -The Company’s share capital is $ 4,193,653,810 (four billion, one hundred ninety-three million, six hundred fifty-three thousand, eight hundred ten Uruguayan pesos), represented by 419,365,381 ordinary shares with par value of $ 10 each and with one right to vote per share. The shares may be represented by instruments representing one or more shares. The Extraordinary Shareholders Meeting may increase the contractual share capital without need for administrative approval (Art. 284 of Law Number 16,060 in the draft given by Art. 59 of Law 17,243 of June 29, 2000). In all cases in which an increase in paid-in capital is approved, the meeting may delegate to the Board the decision as to the date of issuance and form, terms and conditions of its placement and payment.”

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Point 2, Revision of the Bylaws, was placed up for consideration.

The representative of BI Gaming Corporation took the floor, informing those present that it was necessary to draw up a new draft of the Corporate Bylaws. After deliberating and accepting the favorable opinion of the Audit Committee, whose report was filed with the Secretary, it was unanimously agreed to revise the corporate bylaws to read as follows:

“BYLAWS”
Baluma S.A.
Chapter I
NAME, DOMICILE, TERM
ARTICLE 1
The Company is organized as a Uruguayan corporation [sociedad anónima], with the name “BALUMA S.A.”
ARTICLE 2
The Company’s legal domicile is in the Department of Maldonado. The Company may have branches, agencies, correspondent offices or any other type of representation offices and special domiciles in Uruguay and abroad.
ARTICLE 3
The Company’s term is 99 (ninety-nine) years as from the date of its registration with the National Trade Registry. This term may be extended by resolution of the General Shareholders Meeting.
Chapter II
PURPOSE
ARTICLE 4
The Corporation’s purpose is to engage in the following activities in the Oriental Republic of Uruguay or abroad, either on its own behalf or on that of third parties, as well as in joint venture or in a relation with third parties:
a.          Develop and operate hotel services, games of chance and convention centers, as well as similar services and activities such as restaurants, bars, shopping malls, clubs, healthcare and athletic organizations, etc., directly or through the intermediation of third parties under conditions of concession or operation allowed for said purposes;
b.          Perform maintenance and repair measures on the facilities and other related activities, such as personnel training for the activities;
c.          Develop the infrastructure and provide services to users;
d.          Market the products corresponding to the activities;
e.          Engage in technical and consulting studies, and build and administer all types of specific and complementary facilities;
f.          Import and export all types of items, equipment and materials that might be necessary to achieve its objectives;
g.          Operate and market tourism services at all levels and in any form, by providing and marketing tourism services such as excursions, trips, and land, sea and air transport of individuals in Uruguay and abroad, and sell tickets, packages or excursions, reserve

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NOTARY PAPER
[ORIENTAL REPUBLIC OF URUGUAY]	NOTARY AGUSTIN OLASCOAGA FERNANDEZ 08804/4

lodgings in hotels, etc., and act as a travel agency in Uruguay or abroad, and if necessary, request the corresponding authorizations;
h.          Carry out any complementary and related activities and those in competition with the ones mentioned previously.
In fulfillment of its purpose, the Corporation is fully and legally authorized to acquire rights and assume obligations, establish companies or hold stakes in companies in the form of an “investment company” pursuant to Article 47 of Law 16060; import or export; form part of economic stakeholder groups or consortia and any community of interests with other companies or persons; and in general, enter into any types of legal instruments and contracts not prohibited by law. The above activities are included merely for illustrative purposes.

Chapter III
SHARE CAPITAL AND STOCK
ARTICLE 5
The Company’s share capital is $ 4,193,653,810 (four billion, one hundred ninety-three million, six hundred fifty-three thousand, eight hundred ten pesos), represented by 419,365,381 ordinary shares with par value of $ 10 each and with one right to vote per share. The shares may be represented by instruments representing one or more shares. The Extraordinary Shareholders Meeting may increase the contractual share capital without need for administrative approval (Art. 284 of Law Number 16,060 in the draft given by Art. 59 of Law 17,243 of June 29, 2000). In all cases in which an increase in paid-in capital is approved, the Meeting may delegate to the Board the decision as to the date of issuance and the form, terms and conditions of its placement and payment.
ARTICLE 6
The ordinary shares are divided into two classes: Class A and Class B.
ARTICLE 7
The shares shall be registered and non-endorsable, as set forth in Articles 304 and thereafter of Law 16060. The Company shall maintain a record of the shares.
All shares shall bear the signature of the Chair or Vice Chair together with that of another Board member.
Provisional certificates, global certificates for share subscription in accordance with mutual deposit systems, and multiple certificates may be issued.
Instruments representing registered shares and provisional certificates representing shares shall be issued in fulfillment of the formal requirements and demands stipulated in Articles 300 to 302 of Law 16060 and any other applicable regulation.
ARTICLE 8
The shares shall confer on their holders right of first refusal and right to increase their subscription of new shares of the same class, in proportion to the shares each shareholder already holds.

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The Board must notify each shareholder, at the address registered in the Share registry, of any capital increase and any opportunity to exercise their right of first refusal. The term for exercising rights of first refusal pursuant to this Article 8 shall be the longer of the following: 30 days as from the date of receipt of notification by the corresponding shareholder; or 30 days as from the latest publication for three days in the Diario Oficial [Official Gazette] and in one of the highest-circulation general newspapers in Uruguay, for that purpose.
ARTICLE 9
In the case of co-ownership or mutual deposit in the name of multiple shareholders, said shareholders must combine their shareholdings for purposes of exercising their rights and fulfilling all corporate obligations for each class.
ARTICLE 10
The shares may be listed for trading on any stock exchange in Uruguay or abroad. To this end, express consent shall be required of the majority of shareholders of the class of shares being listed, as the case may be. Said consent must be validly granted by a Special Shareholders Meeting.
ARTICLE 11
So long as the concession granted to the company to operate the Casino remains current, Class B shares may only be transferred upon fulfillment of all the conditions set forth below.
Regardless of the causes of cancellation or forfeiture of the agreements entered into between the Company and the Class B shareholders in the capacity of Casino Operator, and with the sole exception of said cases, if the Class B shareholders wish to sell their shares while the concession granted to operate the casino remains current, they must first fulfill the following requirements: 1) A new operator, accepted by shareholders representing a majority of all shares with right to vote, shall assume the obligation of continuing to operate the Complex under the same conditions; 2) After the approval of said substitution of the operator, said new operator shall be required to purchase all the Clause B shares immediately. 3) The approval of the Executive Branch must be obtained, if the latter deems it necessary.
ARTICLE 12
Share transfers executed without fulfilling the regulations set forth in this Chapter shall not be valid; they shall be non-binding on the Company, and shall not be recorded in the Book of Registered Company Shares. All conditions for the transfer of Class B shares shall be described on the reverse side of the share instruments issued by the Company and corresponding to said class.

Chapter V
DEBENTURES, NEGOTIABLE OBLIGATIONS AND OTHER SECURITIES
ARTICLE 13

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[ORIENTAL REPUBLIC OF URUGUAY]	NOTARY AGUSTIN OLASCOAGA FERNANDEZ 08804/4

The Company may issue debentures or negotiable obligations in accordance with the provisions of Articles 434 and thereafter of Law 16060, which may or may not be convertible to shares, be issued with any type of guarantee or without one, in Uruguayan currency or foreign currency, and may be traded in Uruguay or abroad.
The Company may also issue any other type of bearer certificates or registered certificates, bonds, beneficial shares or securities that may be traded among the public, to which end the Company’s Shareholders Meeting must determine their denomination, type and conditions, as well as the rights conferred thereon.
In any case, the meeting approving their issuance may totally or partially delegate to the Board the setting of those conditions which, under applicable laws, must not necessarily be set by the Meeting.
Further, the Company may accept loaned funds from abroad in accordance with the laws of the creditor companies, and said funds may or may not be negotiable on the securities exchanges and other markets.

Chapter VI
ADMINISTRATION AND REPRESENTATION
ARTICLE 14
The Company shall be administered by a Board consisting of one to 11 Directors who shall be appointed by the Ordinary Shareholders Meeting for a term of office of one fiscal year and who may be successively reelected. On the same occasion, an equal number of alternates as acting members shall be appointed for the same term.
ARTICLE 15
Among the Directors appointed by the Meeting, at its first session the Board must appoint a Chair and a Vice Chair. In the event of the absence or temporary impediment of the Chair, he or she shall be replaced by the Vice Chair.
ARTICLE 16
In the event of the temporary absence or impediment of the Directors, they shall be automatically replaced by their corresponding alternates.
ARTICLE 17
The Directors may authorize another Director or any third party to vote in their name at a Board meeting.
ARTICLE 18
The Board shall meet at the request of any of its members. The convocation shall be issued in accordance with the provisions of the Internal Regulation that the Board adopts. In order for sessions to be validly held, a quorum must be achieved consisting of one-half plus one of the total number of Directors, and resolutions shall be approved by a majority of Directors present and/or persons authorized to vote in their name. In the event of a tie, the Chair shall have double vote.
ARTICLE 19
The Board has full authority to administer and dispose of the Company’s assets. Consequently, the Board may execute any type of action in the name of the Company, including but not limited

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to the following: transact with all types of banks, financial entities and lending entities, government or private, domestic or foreign, including the World Bank, the Inter-American Development Bank, the Exim Bank, the International Financial Corporation (IFC) and any other institution of that kind; purchase, sell and encumber real assets; make deposits and grant and substitute general or special powers of attorney of any kind, including powers of attorney for court and to file criminal and administrative proceedings or any other type of claims, with or without the authority to replace them and for the purposes and scope considered necessary; file, pursue, respond to, settle or abandon civil, administrative and criminal actions of any kind; approve internal regulations; settle and regulate plans to grant special benefits to shareholders for any services provided to the Company consistent with its purpose; approve, amend, suspend and replace said plans for any reason or for convenience; and in general, execute any action which, by law or in accordance with these Bylaws, is not reserved to the Shareholders Meeting and that can allow the Company to acquire rights or assume obligations, all on the understanding that the above listing is solely for illustrative purposes.
ARTICLE 20
The Board must also:
a.          approve the Company’s annual operating plan;
b.          create and implement the Company’s policy;
c.          approve the Annual Report, Balance Sheet and Financial Statements of the Company and present them for approval of the Shareholders Meeting;
d.          approve the internal regulation and any other provision that might be necessary for purposes of better fulfilling its statutory commitments.
ARTICLE 21
Directors’ compensation shall be set by the General Shareholders Meeting as “General Expenses,” or taken out of net profits earned.
ARTICLE 22
The Chair or the Vice Chair of the Board, acting jointly with any other director, shall represent the Company vis-à-vis third parties in any action.

Chapter VII
CHAIR
ARTICLE 23
The Company Chair must:
a.          present to the Board the Company’s Annual Operating Plan and the corresponding budget, as well as any changes that might be necessary.
b.          define the Company’s internal structure and present to the Board a proposal as to the contracting of the consultants that are needed;
c.          Convene and chair the Board meetings;
d.          Keep the Board informed of the Company’s overall functioning;

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[ORIENTAL REPUBLIC OF URUGUAY]	NOTARY AGUSTIN OLASCOAGA FERNANDEZ 08804/4

e.          Prepare the draft Annual Report, Balance Sheet and Financial Statements and present them to the Board for approval, for subsequent presentation to the Shareholders Meeting;
f.          Implement the Company’s policies in accordance with the instructions approved by the Board.

Chapter VIII
OVERSIGHT
ARTICLE 24
The Company’s oversight shall be entrusted to a Síndico [shareholder trustee or representative] elected each year by the Ordinary Shareholders Meeting. On the same occasion, an alternate Síndico shall be appointed for the same term as the acting Síndico. In addition to the tasks the law entrusts to the Síndico and independently of the authority that FALLS to the Board, the Síndico shall be authorized to directly request of the Casino Operator the information provided pursuant to Article 7.6 of the International Administration Agreement.
ARTICLE 25
In the event of the absence or temporary impediment of the Síndico, he or she shall be replaced by the alternate.
ARTICLE 26
The Ordinary Shareholders Meeting must determine the Síndico’s compensation.

Chapter IX
SHAREHOLDER MEETINGS
ARTICLE 27
Shareholders shall hold ordinary, extraordinary and special shareholders meetings.
ARTICLE 28
The Shareholders meeting shall be convened by the Board, the Síndico or at the request of shareholders representing 20% (twenty percent) of the Company’s share capital.
ARTICLE 29
The Shareholders Meeting shall be convened through the publication of notices consistent with the legal provisions or by means of a notification duly sent to each Shareholder at their address registered with the Company. The notice publications may be omitted if shareholders representing 100% of the Company’s paid-in share capital are present at the Meeting.
ARTICLE 30
Any shareholder that intends to attend a Shareholders Meeting must so notify the Company and request that its shares, provisional certificates or custody certificates be duly recorded with the Company’s Meeting Attendance Registry Book at least one day before the date scheduled for the Shareholders meeting.
ARTICLE 31
Shareholders may attend the Meeting personally or by proxy. A proxy granted in a letter addressed to the Company and sent via fax shall be sufficient if granted for a specific Shareholders Meeting. A

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proxy granted to attend Meetings in general must be duly certified by a Notary.
ARTICLE 32
The Shareholders Meeting shall be chaired by the Board Chair or, in the latter’s absence, by a person appointed by the Shareholders Meeting. The Shareholders Meeting must also appoint a Secretary to collaborate with the Meeting Chair.
ARTICLE 33
Ordinary Shareholders Meetings shall be convened annually within 120 days after the close of the fiscal year.
ARTICLE 34
Ordinary Shareholders Meetings must consider and resolve the following matters:
a.          Balance sheet (statement of net equity and income statement), draft distribution of earnings, report from the Síndico and any other measure concerning the Company’s administration which by law or pursuant to these Bylaws must be approved or submitted for decision of the Meeting by the Board or the Síndico;
b.          Setting of the number of Board members; appointment and removal of Directors and the Síndico, and setting of their compensation; Five-year Business Plan and its modifications;
c.          Consideration of the management actions of the Directors and the Síndico.
ARTICLE 35
The Ordinary Shareholders meeting shall be duly held upon first convocation with the presence of shareholders in person or by proxy representing a total of one-half plus one shares with right to vote, and upon second convocation, which may not be held less than seven nor more than 30 days after the first convocation, with the presence in person or by proxy of any number of shareholders.
ARTICLE 36
The resolutions of the Ordinary Shareholders Meeting shall be approved by an absolute majority of votes of shareholders present in person or by proxy.
ARTICLE 37
The Extraordinary Shareholders Meeting must consider the following, among other matters:
a.          modification of the Bylaws;
b.          capital increase;
c.          paying-in of capital
d.          redemption, reimbursement and amortization of shares;
e.          merger, conversion or split of the Company;
f.          dissolution of the Company, appointment, removal and compensation of receivers, and any other aspect required pursuant to Article 159 of Law 16,060;
g.          issuance of debentures, negotiable obligations and their conversion to shares;
h.          Restrictions on or suspension of the rights of first refusal pursuant to Article 330 of Law 16,060.

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[ORIENTAL REPUBLIC OF URUGUAY]	NOTARY AGUSTIN OLASCOAGA FERNANDEZ 08804/4

i)	any other matter that, falling under the competency of the Ordinary Shareholders Meeting, is required to be resolved urgently.
ARTICLE 38
The Extraordinary Shareholders Meeting shall be duly held upon first convocation with the presence in person or by proxy of shareholders who in total represent more than 60% of shares with right to vote. Upon the second convocation, the Extraordinary Shareholders Meeting shall be duly held with the presence in person or by proxy of shareholders who in total represent more than 40% of shares with right to vote.
ARTICLE 39
Resolutions of the Extraordinary Shareholders Meeting shall be adopted by absolute majority of votes of shareholders present, unless these Bylaws require a higher or lower majority.
ARTICLE 40
A Special Shareholders Meeting shall be convened to resolve certain matters that affect or may affect the rights of a class of shares. The Special Shareholders Meeting shall be convened before or after the General Shareholders Meeting convened to consider said matter. The resolution adopted by a General Shareholders Meeting and affecting the rights of a class of shares shall only be valid if first approved by a Special Shareholders Meeting of said class of shares or if ratified a posteriori by a Special Shareholders Meeting of said class held within the next 30 days.
ARTICLE 41
Only shareholders of the class of shares affected by the resolution shall be convened to a Special Shareholders Meeting. However, it shall not be required to convene a Special Shareholders Meeting of a class if all shareholders of said class vote unanimously to approve the resolution in question at the Company’s General Shareholders Meeting.
ARTICLE 42
The Special Shareholders Meeting shall be duly held upon first or second convocation with the presence in person or by proxy of shareholders of the class in question representing in total more than 50% of the shares of said class.
ARTICLE 43
Resolutions of the Special Shareholders Meeting shall be adopted by an absolute majority of votes of shareholders present, unless these Bylaws require a higher or lower majority.
ARTICLE 44
The convocation to a Shareholders Meeting may also include convocation to the Meeting upon second convocation, which must be held no fewer than seven nor more than 30 days after the date of the first convocation.
ARTICLE 45
Resolutions adopted by any Shareholders Meeting in accordance with these Bylaws on the applicable legal regulations shall be binding on all shareholders, including those who were absent or dissenting, and shall be executed by the Board.

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Chapter X
FISCAL YEAR; DISTRIBUTION OF EARNINGS
ARTICLE 46
The fiscal year shall end on a date to be set by the Board. The financial statements shall be prepared on said date, in accordance with the legal provisions and other current applicable regulations and the related technical regulations.
ARTICLE 47
Net profits shall be applied as follows:
a.          To the legal reserve: 5% (five percent), until 20% (twenty percent) of the Company’s share capital is reached;
b.          To be distributed among shareholders: at least 20% (twenty percent), unless the Meeting approves a different resolution pursuant to Article 320, Part Three of Law 16060;
c.          To compensating Directors or Síndico, where applicable;
d.          To any purpose the Meeting might determine.
ARTICLE 48
Declared dividends available to shareholders and not claimed within three years after the initial payment date shall be reverted to the benefit of the Company.

Chapter XI
DISSOLUTION AND LIQUIDATION
ARTICLE 49
Voluntary dissolution of the Company may be approved by the Extraordinary General Shareholders Meeting by resolution adopted by an absolute majority of votes of shareholders present.
ARTICLE 50
In the event of dissolution of the Company, its liquidation shall be assumed by three receivers to be appointed by the Meeting. The receivers shall take their decisions by majority. Once they have paid off all liabilities, the remaining assets shall be distributed proportionally among all ordinary shareholders.

Further, Nicolás Herrera, Nicolás Piaggio, Corina Bove, Florencia Castagnola, Accountants María Beatriz Viera, Andrea Fatás and Mr. Lorenzo Venditti and Ms. Patricia Grande are authorized such that any of them acting indiscriminately may take any measures or execute any proceedings needed to obtain consent for the approved revision of the bylaws, as well as to execute all processing related to the resolutions adopted, whether vis-à-vis any public or private office with which it is necessary to file any proceedings or measures; they are authorized to accept or discuss any comments that might be made by the competent authorities, and they may propose replacement texts and appeal decisions relating thereto.

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NOTARY PAPER
[ORIENTAL REPUBLIC OF URUGUAY]	NOTARY AGUSTIN OLASCOAGA FERNANDEZ 08804/4

Point 3, Capitalization, was placed up for consideration.

The representative of the shareholder Baluma Holdings took the floor, and informed those present that in exchange for the issuance of ordinary Class A shares, his principal was offering to capitalize the loans against the company which it had come to hold and which originally belonged to Caesars Entertainment Corporation (which were transferred to Baluma Holdings), totaling US$ 119,420,653 (one hundred nineteen million, four hundred twenty thousand, six hundred fifty-three US dollars).

The representative of the shareholder BI Gaming took the floor, and informed those present that in exchange for the issuance of ordinary Class B shares, his principal was offering to capitalize the loans against the company which it had come to hold and which originally belonged to Caesars Entertainment Corporation (which were transferred to BI Gaming), totaling US$ 130,000 (one hundred thirty thousand US dollars).

After deliberation, it unanimously resolved as follows:

I)
to capitalize the amount resulting from all asset items arising from the Company’s special balance sheet as of August 31, 2004 and to entrust to the Board the issuance of the corresponding shares in favor of Baluma Holdings and BI Gaming Corporation in proportion to their respective shareholdings; the capitalized asset items are the following:

Contributions to be capitalized	12,347,294
Adjustments to equity	827,927,860
Income from conversion	24,428,911
Legal reserve	1,388,311
Income from previous periods	26,377,900
Income for the period	-314,727,044

II)
to accept the capitalization by Baluma Holdings of the sum of US$ 119,420,653 (one hundred nineteen million, four hundred twenty thousand, six hundred fifty-three US dollars) and to entrust to the Board the issuance of the corresponding Class A shares.

III)	to accept the capitalization by BI Gaming Corporation of the sum of US$ 130,000 (one hundred thirty thousand US dollars) and to entrust to the Board the issuance of the corresponding Class B shares.

Point 4, Audit Committee and Síndico, was placed up for consideration.

It was confirmed that notices of resignation have been received from Audit Committee members Messrs. Carlos Curbelo, César Blanco and Roberto Cobelli.

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NOTARY PAPER
[ORIENTAL REPUBLIC OF URUGUAY]	NOTARY AGUSTIN OLASCOAGA FERNANDEZ 08804/4

Pursuant to the above, the Baluma Holdings representative proposed accepting the resignations submitted by Messrs. Curbelo, Cobelli and Blanco and to appoint in their place a new Audit Committee, appointing as its acting members Héctor Defféminis, César Blanco and Roberto Cobelli, who for the time being will not have alternates. He also proposed that since the amendment of the bylaws approved by this meeting has been recorded with the Trade Registry and correctly published, the Audit Committee is dissolved and Accountant Héctor Defféminis automatically advances to the position of Company Síndico and Accountant Marlo Zugarramurdi to the position of alternate Company Síndico, without need for a new appointment by the Meeting.

The Meeting unanimously approved the proposal.

There being nothing further, the session was closed, appointing the representatives of the shareholders to sign these minutes, setting forth that they are not Company Directors, Managers, Síndicos or employees, nor are they subject to legal prohibitions.
Thus it was set forth that i) Corina Bove is of legal age, civil status single, Identification Card No. 1.837.854-4, domiciled for these purposes at Plaza Independencia 811, Montevideo; and that ii) Lucía Ottali is of legal age, civil status single, Identification Card No. 3.069.988-3, domiciled for these purposes at 25 de Mayo 455, Piso 4, Montevideo.

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